Exhibit 99.1
News Release
JBT Marel Corporation
333 West Wacker Drive
Suite 3400
Chicago, IL 60606

JBT Marel Corporation Reports First Quarter 2026 Results and Reiterates Full Year 2026 Guidance

First Quarter 2026 Highlights:
◦Continued strong demand with orders exceeding $1 billion; revenue was $936 million, resulting in a book-to-bill ratio of 1.14x
◦Net income margin was 4.8 percent, and adjusted EBITDA margin was 15.2 percent
◦GAAP diluted earnings per share was $0.86, and adjusted earnings per share was $1.58
◦Operating cash flow of $119 million, coupled with year-over-year operational improvement, enabled further balance sheet deleveraging to 2.6x

CHICAGO, May 4, 2026 - JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported financial results for the first quarter of 2026.

"We started 2026 on a positive note, marking the second consecutive quarter with inbound orders above $1 billion," said Brian Deck, Chief Executive Officer. "Our orders reflected strong demand across our Prepared Food and Beverage Solutions and Protein Solutions segments."

"During the first quarter, we hosted our 2026 Investor Day," continued Deck. "We introduced our NextGen strategy, which further elevates our value proposition by advancing our customer-centric service model, enhancing our full-line product offering with targeted innovation, expanding commercial opportunities through cross-selling, and harnessing our continuous improvement culture to reduce complexity and achieve sustainable margin expansion."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is available on the Company's Investor Relations website at https://ir.jbtmarel.com/events/presentations.

JBT Marel First Quarter 2026 Consolidated Results

"We achieved meaningful year-over-year operational performance as we continued the margin expansion journey outlined in our strategy," said Matt Meister, Executive Vice President and Chief Financial Officer. "Additionally, we generated quarterly free cash flow of $100 million, enabling us to further deleverage our balance sheet."

First quarter 2026 consolidated revenue of $936 million increased 10 percent with approximately 6 percent benefit from foreign exchange translation. The foreign exchange benefit was largely as expected. Net income of $45 million improved $218 million, and net income margin was 4.8 percent. The improvement in net income was primarily driven by lower non-recurring and transaction related costs as well as margin enhancement efforts and lower interest expense.

First quarter 2026 consolidated adjusted EBITDA of $142 million improved $30 million, and adjusted EBITDA margin was 15.2 percent. Diluted earnings per share (EPS) was $0.86 compared to a loss per share of $3.35. Adjusted EPS was $1.58 compared to $0.97. Orders totaled $1.07 billion, inclusive of approximately $60 million in a year-over-year benefit from foreign exchange translation, and quarter-ending backlog was $1.49 billion.

First quarter 2026 operating cash flow was $119 million, and free cash flow was $100 million. As of March 31, 2026, the Company's net debt to trailing twelve months adjusted EBITDA was 2.6x.

JBT Marel First Quarter 2026 Segment Results

	Three Months Ended March 31, 2026
In millions except margin	Protein Solutions	Prepared Food and Beverage Solutions
Segment revenue	$460	$476
Segment adjusted EBITDA	$100	$70
Segment adjusted EBITDA margin	21.7%	14.7%

First quarter 2026 Protein Solutions segment revenue increased 22 percent, inclusive of approximately 8 percent year-over-year benefit from foreign exchange translation. Segment adjusted EBITDA margin improved more than 500 basis points, benefiting from higher poultry volume and continued improvement in the meat and fish businesses.

First quarter 2026 Prepared Food and Beverage Solutions segment revenue was flat, inclusive of approximately 4 percent year-over-year benefit from foreign exchange translation. Segment adjusted EBITDA margin declined 170 basis points, which was impacted, as expected, by higher tariff costs, lower volume from the CPG end market, and operational challenges in the warehouse automation business.

JBT Marel Outlook

JBT Marel is reiterating its full year 2026 guidance, and the below table reflects consolidated guidance.

Guidance
In millions except EPS and margin	FY 2026
Revenue	$3,990 - $4,065
Net income margin	6.1% - 6.6%
Adjusted EBITDA margin(1)	17.0% - 17.5%
GAAP diluted EPS	$4.70 - $5.15
Adjusted EPS(1)	$8.00 - $8.50

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the full year 2026, given the continued demand strength experienced in the first quarter 2026, JBT Marel still expects year-over-year consolidated revenue growth of 5 - 7 percent, which is inclusive of approximately 1 percent foreign exchange translation benefit.

From a tariff perspective, while there are several moving components, the Company expects the impact of recent tariff policy changes to be in-line with the previously disclosed full year 2026 estimated net impact of 25 to 50 basis points, which is inclusive of all mitigation efforts.

The Company remains on-track to achieve an estimated $60 million in realized synergy cost savings for the full year 2026.

For the full year 2026, JBT Marel expects to incur certain one-time and acquisition related costs from the Marel transaction, which are included in net income margin and GAAP diluted EPS guidance and excluded from adjusted EPS and adjusted EBITDA margin guidance. These include approximately $178 million in acquisition related amortization and depreciation, $20 million in M&A related costs, and $30 million in restructuring costs.

Full year 2026 total depreciation and amortization is expected to be approximately $268 million. Interest expense is estimated to be approximately $50 million, and other financing income related to cross currency swaps on the Term Loan B is expected to be approximately $10 million. The full year tax rate is anticipated to be 23 - 24 percent.

Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET / 14:00 GMT on Tuesday, May 5, 2026, to discuss first quarter 2026 results. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtmarel.com/events/ir-calendar.

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About JBT Marel Corporation

JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT Marel’s unique solutions of integrated equipment, service, software, and application expertise enables customers to optimize food yield and efficiency, improve food safety and quality, and enhance uptime and proactive maintenance, all while reducing waste and resource use across the global food supply chain. JBT Marel operates more than 50 manufacturing and distribution facilities globally. For more information, please visit www.jbtmarel.com.

Non-GAAP Measures and Reconciliations to GAAP Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income, Adjusted diluted earnings per share (“Adjusted EPS”), and Free cash flow are non-GAAP financial measures. JBT Marel provides non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, JBT Marel provides a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting. These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP. Reconciliations of non-GAAP financial measures can be found in the supplemental schedules to this release.

Presentation of Percentage Calculations

Effective in 2026, percentage amounts presented in this press release have been calculated using rounded figures. In prior periods, percentage amounts were calculated using the unrounded underlying values rather than the rounded figures presented. As a result, certain percentage amounts in this section may differ slightly from percentages calculated using the figures presented in the Company’s Consolidated Financial Statements or the accompanying narrative.

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT Marel's ability to control. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by JBT Marel will be achieved. These forward-looking statements include, among others, statements relating to our business and our results of operations, our strategic plans, our restructuring plans and expected cost savings from those plans and our liquidity. The factors that could cause our actual results to differ materially from expectations include, but are not limited to, the following factors: fluctuations in our financial results; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; catastrophic loss at any of our facilities and business continuity of our information systems; loss of key management and other personnel; our ability to remediate the material weaknesses relating to the Marel financial statements; deterioration of economic conditions, including impacts from supply chain delays and reduced material or component availability; unanticipated delays or acceleration in our sales cycles; inflationary pressures, including increases in energy, raw material, freight, and labor costs; changes in food consumption patterns; weather conditions and natural disasters; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; work stoppages; customer sourcing initiatives; competition and innovation in our industries; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to tariffs, trade regulations, quotas, or duties; potential liability arising out of the installation or use of our systems; the impact of climate change and environmental protection initiatives; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; risks related to acquisitions, such as our ability to integrate the acquisitions we have consummated, including the integration of the legacy businesses of JBT and Marel; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; cybersecurity risks such as network intrusion or ransomware schemes; our convertible note hedge and warrant transactions; the maintenance of two stock exchange listings; fluctuations in currency exchange rates and interest rates; our level of indebtedness; availability of and access to financial and other resources; and the factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in any future Quarterly Report on Form 10-Q.

If one or more of those or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

Investors & Media:

Marlee Spangler
JBTMarel.IR@jbtc.com
+1 (312) 861-5784

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue	$936	$854
Cost of sales	607	562
Gross profit	329	292
Gross profit margin	35.1%	34.2%

Selling, general and administrative expense	261	325
Operating income (loss)	68	(33)
Operating income margin	7.3%	(4.0)%

Pension expense, other than service cost	—	147
Interest expense, net	10	41
Other (income)	(2)	(2)
Income (loss) before income taxes	60	(219)
Income tax provision (benefit)	15	(46)
Net income (loss)	$45	$(173)

Earnings (loss) per share:
Basic	$0.86	$(3.35)
Diluted	$0.86	$(3.35)

Weighted average shares outstanding:
Basic	52.2	51.7
Diluted	52.4	51.7

Other business information from operations:
Inbound orders	$1,070	$916
Orders backlog	$1,490	$1,311

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$45	$(173)
Non-GAAP adjustments
Restructuring related costs, net (1)	(2)	11
M&A related costs (2)	8	74
Amortization of bridge financing debt issuance cost	—	12
Acquisition related amortization and depreciation	45	42
Impact on tax provision from Non-GAAP adjustments (3)	(13)	(31)
Recognition of non-cash pension plan related settlement costs	—	147
Impact on tax provision from non-cash pension plan related settlement costs	—	(37)
Discrete tax adjustment from M&A activity	—	5
Adjusted income	$83	$50

Net income (loss)	$45	$(173)
Total shares and dilutive securities	52.4	51.7
Diluted earnings (loss) per share	$0.86	$(3.35)

Adjusted income	$83	$50
Total shares and dilutive securities	52.4	51.7
Adjusted diluted earnings per share	$1.58	$0.97

(1) Costs incurred as a direct result of the restructuring program are excluded because they are not part of the ongoing operations of our underlying business and primarily consist of severance and related costs.

(2) M&A related costs for the three months ended March 31, 2026, include advisory, strategy and integration related costs for completed M&A transactions.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each period shown.

The above table reports adjusted income and adjusted diluted earnings per share, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$45	$(173)
Income tax provision (benefit)	15	(46)
Interest expense, net	10	41
Other financing (income) (1)	(2)	(2)
Pension expense, other than service cost (2)	—	147
Restructuring and related costs, net (3)	(2)	10
M&A related costs (4)	8	74
Depreciation and amortization (5)	68	61
Adjusted EBITDA	$142	$112

Total revenue	$936	$854
Net income (loss) margin	4.8%	(20.3)%
Adjusted EBITDA margin	15.2%	13.1%

(1) Other financing income represents transaction gains from fair value hedges on our foreign currency denominated debt, which are considered non-operating as they relate to our cost of borrowing on this debt.

(2) Pension expense, other than service cost, is excluded as it represents all non service-related pension expense, which consists of non-cash interest cost, expected return on plan assets, amortization of actuarial gains and losses, and settlement charges.

(3) Costs incurred as a direct result of the restructuring program are excluded because they are not part of the ongoing operations of our underlying business and primarily consist of severance and related costs.

(4) M&A related costs for the three months ended March 31, 2026, include advisory, strategy and integration related costs for completed M&A transactions.

(5) Depreciation and amortization, including the acquisition related amortization and depreciation expense, is excluded to determine EBITDA.

The above table reports Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. We use Adjusted EBITDA and Adjusted EBITDA margin internally to make operating decisions and believe that Adjusted EBITDA is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry.

JBT MAREL CORPORATION
SEGMENT RESULTS
(Unaudited and in millions)

	Three Months Ended March 31, 2026
(In millions)	Protein Solutions	Prepared Food and Beverage Solutions	Total
Revenue	$460	$476
Less:
Cost of sales	289	318
Research and development	11	7
Other segment items (1)	94	112
Add:
Depreciation and amortization	34	31
Segment Adjusted EBITDA	$100	$70	$170
Less:
Interest expense, net			10
Other (income)			(2)
Restructuring related costs			(2)
M&A related costs			8
Depreciation and amortization			68
Unallocated amounts:
Corporate expense (2)			28
Income before income taxes			$60

(1) Other segment items for each reportable segment include operating expenses, which primarily consist of selling, general and administrative expenses and corporate and shared service expenses allocated to each segment based upon benefits received. Other segment items exclude the impact of restructuring, M&A and other one-time related costs as they do not reflect the ongoing operations of the underlying business.

(2) Corporate expense is primarily comprised of unallocated selling, general and administrative expenses and activity that does not meet the criteria of a reportable segment. Corporate expense excludes the impact of depreciation and amortization, restructuring, M&A and other one-time related and non-operating costs shown separately in the table above.

JBT MAREL CORPORATION
SEGMENT RESULTS
(Unaudited and in millions)

	Three Months Ended March 31, 2025
(In millions)	Protein Solutions	Prepared Food and Beverage Solutions	Total
Revenue	$378	$476
Less:
Cost of sales	247	314
Research and development	20	10
Other segment items (1)	76	101
Add:
Depreciation and amortization	28	27
Segment Adjusted EBITDA	$63	$78	$141
Less:
Interest expense, net			41
Other (income)			(2)
Pension expense, other than service cost			147
Restructuring related costs			11
M&A related costs			74
Depreciation and amortization			61
Unallocated amounts:
Corporate expense (2)			28
Loss before income taxes			$(219)

(1) Other segment items for each reportable segment include operating expenses, which primarily consist of selling, general and administrative expenses and corporate and shared service expenses allocated to each segment based upon benefits received. Other segment items exclude the impact of restructuring, M&A and other one-time related costs as they do not reflect the ongoing operations of the underlying business.

(2) Corporate expense is primarily comprised of unallocated selling, general and administrative expenses and activity that does not meet the criteria of a reportable segment. Corporate expense excludes the impact of depreciation and amortization, restructuring, M&A and other one-time related and non-operating costs shown separately in the table above.

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$211	$168
Restricted cash	19	19
Trade receivables, net of allowances	438	443
Contract assets	142	119
Inventories	667	644
Other current assets	198	190
Total current assets	1,675	1,583
Property, plant and equipment, net	779	793
Goodwill	3,393	3,428
Intangible assets, net	2,052	2,122
Other assets	264	265
Total Assets	$8,163	$8,191

Liabilities and Stockholders' Equity
Short-term debt	$411	$412
Accounts payable, trade and other	294	262
Advance and progress payments	561	518
Accrued payroll	154	170
Other current liabilities	237	260
Total current liabilities	1,657	1,622
Long-term debt, less current portion	1,432	1,470
Deferred tax liabilities	379	383
Other liabilities	212	252
Common stock and additional paid-in capital	2,716	2,718
Retained earnings	1,505	1,465
Accumulated other comprehensive income	262	281
Total stockholders' equity	4,483	4,464
Total liabilities and stockholders' equity	$8,163	$8,191

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$45	$(173)
Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	68	61
Stock-based compensation	7	5
Other, net	4	174
Changes in operating assets and liabilities
Trade accounts receivable, net	(21)	18
Inventories	(27)	(13)
Accounts payable, trade and other	38	21
Advance and progress payments	50	32
Other assets and liabilities, net	(45)	(91)
Cash provided by operating activities	119	34

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(1,746)
Capital expenditures	(26)	(20)
Proceeds from disposal of assets	7	1
Other	—	(1)
Cash required by investing activities	(19)	(1,766)

Cash flows from financing activities
Net repayments of domestic credit facilities, net of debt issuance costs	(38)	(195)
Net (repayments of) proceeds from Term loan B, net of debt issuance costs	(2)	898
Settlement of deal contingent hedge	—	(43)
Dividends	(5)	(5)
Other, net	(9)	(34)
Cash (required) provided by financing activities	(54)	621
Net increase (decrease) in cash, cash equivalents and restricted cash	46	(1,111)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(3)	2
Net (decrease) increase in cash and cash equivalents	$43	$(1,109)

Cash and cash equivalents from operations, beginning of period	187	1,228
Add: Net (decrease) increase in cash and cash equivalents	43	(1,109)
Cash, cash equivalents and restricted cash from operations, end of period	$230	$119

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Three Months Ended March 31,
	2026	2025
Cash provided by operating activities	$119	$34
Less: capital expenditures	26	20
Plus: proceeds from disposal of assets	7	1
Plus: pension contributions	—	3
Free cash flow (FCF)	$100	$18

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives.

JBT MAREL CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q1 2026	Q4 2025	Q1 2025	Prior Year-End	Prior Year
Total debt	$1,843	$1,882	$1,988	$(39)	$(145)
Less: cash and marketable securities	211	168	101	43	110
Net debt	$1,632	$1,714	$1,887	$(82)	$(255)

JBT MAREL CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q1 2026
Total debt	$1,843
Less: cash and marketable securities	211
Net debt	1,632
Other items considered debt under the credit agreement	47
Consolidated total indebtedness(1)	$1,679

Trailing twelve months adjusted EBITDA	630
Other adjustments net to earnings under the credit agreement	53
Consolidated EBITDA(1)	$683

Bank total net leverage ratio (Consolidated total indebtedness / Consolidated EBITDA)	2.5

Total net debt to trailing twelve months adjusted EBITDA	2.6

(1) As defined in the credit agreement.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE
TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

Guidance
Full Year 2026
Diluted earnings per share	$4.70 - $5.15
Non-GAAP adjustments:
Restructuring related costs(1)	~ 0.57
M&A related costs(2)	~ 0.38
Acquisition related amortization and depreciation(3)	~ 3.40
Impact on tax provision from Non-GAAP adjustments(4)	~ (1.02)
Adjusted diluted earnings per share	$8.00 - $8.50

(1) Restructuring related costs are estimated to be approximately $30 million for the full year 2026. The amount has been divided by our estimate of 52.4 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $20 million for the full year 2026. The amount has been divided by our estimate of 52.4 million total shares and dilutive securities to derive earnings per share.

(3) Acquisition related amortization and depreciation is expected to be approximately $178 million for the full year 2026. The amount has been divided by our estimate of 52.4 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision for 2026 tax provision on non-GAAP adjustments was calculated using a tax rate of approximately 23-24% based on a estimate of the tax rate of the country in which the non-GAAP adjustments are originating.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
Guidance
Full Year 2026
Net Income	$245 - $270
Income tax provision	75 - 83
Interest expense, net	~50
Other financing income (1)	~ (10)
Restructuring related costs (2)	~ 30
M&A related costs (3)	~ 20
Depreciation and amortization	~ 268
Adjusted EBITDA	$675 - $710

Revenue	$3,990 - $4,065
Net income margin	6.1% - 6.6%
Adjusted EBITDA margin	17.0% - 17.5%

(1) Other financing income is estimated to be approximately $10 million for the full year 2026.

(2) Restructuring related costs are estimated to be approximately $30 million for the full year 2026. The amount has been divided by our estimate of 52.4 million total shares and dilutive securities to derive earnings per share.

(3) M&A related costs are estimated to be approximately $20 million for the full year 2026. The amount has been divided by our estimate of 52.4 million total shares and dilutive securities to derive earnings per share.